                                                                    EXHIBIT 12.1

                             Waste Management, Inc.

                 Computation of Ratio Earnings to Fixed Charges
                          (in thousands, except ratios)
                                   (unaudited)


                                                                      Years Ended December 31,
                                                              ------------------------------------------
                                                                 1998            1997            1996
                                                              ----------      ----------      ----------
Income (loss) from continuing operations before income
 taxes, undistributed earnings from affiliated companies,
 and minority interest                                        $ (678,919)     $ (609,024)     $  781,365
                                                              ----------      ----------      ----------
Fixed charges deducted from income:
 Interest expense                                                681,457         555,576         525,340
 Implicit interest in rents                                       79,108          58,869          58,949
                                                              ----------      ----------      ----------
                                                                 760,565         614,445         584,289
                                                              ----------      ----------      ----------
          Earnings available for fixed charges                $   81,646      $    5,421      $1,365,654
                                                              ==========      ==========      ==========
Interest expense                                              $  681,457      $  555,576      $  525,340
Capitalized interest                                              41,501          51,376          56,873
Implicit interest in rents                                        79,108          58,869          58,949
                                                              ==========      ==========      ==========
          Total fixed charges                                 $  802,066      $  665,821      $  641,162
                                                              ==========      ==========      ==========
Ratio of earnings to fixed charges                                  n/a (1)         n/a (2)          2.1x
                                                              ==========      ==========      ==========

(1) The ratio of earnings to fixed charges for 1998 was less than a one-to-one ratio. Additional earnings available for fixed charges of $720,420,000 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $1,807,245,000 and unusual items of $864,063,000 related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998, and Waste Management, Inc. and Eastern Environmental Services, Inc. in December 1998.

(2) The ratio of earnings to fixed charges for 1997 was less than a one-to-one ratio. Additional earnings available for fixed charges of $660,399,000 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger costs of $112,748,000 (primarily related to the United Waste Systems, Inc. merger in August 1997), and asset impairments and unusual items of $1,771,145,000. The asset impairment and unusual items of $1,771,145,000 primarily related to a comprehensive review performed by Waste Management Holdings, Inc. of its operating assets and investments.